Exhibit 10.23

June 27, 2005

Mr. Greg Balla

9 Addington Avenue

Ryde, NSW 2112

Australia

Dear Greg,

It was a pleasure to spend the weekend with you in Hawaii.  I appreciate your candidness and interest in exploring with me the potential opportunity of your becoming a key executive within my organization.  Hopefully, you found our meeting useful and have determined our partnership could be beneficial to your career and family.

Based on our conversation in Honolulu, I would like to offer you the position of Managing Director of Channell’s Australasia Region.  If you elect to accept this position you will be in charge of all commercial aspects of running this region except for an indirect reporting structure regarding Finance/IT.  You will report directly to me, President/CEO of Channell and have an indirect relationship with Channell’s Board of Directors.  You will be located in our Sydney office but will be responsible for relocating our current facilities to another manufacturing site by the end of 2006.

Channell is offering you a base salary of $275,000 AUD annually.  Achievement of goals and objectives are of primary importance to me; therefore, you will be eligible starting in 2006 for an annual bonus of up to 40% of your base salary.  The contribution percentages of this bonus are as follows:

•	Channell global earnings –	20%

•	Channell Australasia and Bushman’s earnings – (based on a minimum 18% earnings growth per year)	50%

•	Controlling budgetary objective by percentage of earnings growth year over year–	20%

•	Personal goals and objectives –	10%

In addition, the compensation package includes

•                  Superannuation contribution of 9% annually

•                  Automobile – BMW 5 Series (or similar type)

•                  Stock Option – 50,000 shares (upon Board approval / 3 year vesting)

•                  In 2005 a maximum discretionary $10,000 AUD bonus will be available for assisting the Australasia operation in completing their EPS and bonus plan objectives

For your review, I have also requested a Channell Employee Handbook be forwarded to you under separate cover.  Additionally, I have attached our standard confidentiality agreement for all Channell executives and you will be required to take a mandatory drug test upon starting your employment at Channell.

Overall, I personally hope the above offer is acceptable to you and if you elect to accept my offer of employment, I request your start date be July 31, 2005.  Furthermore, upon your acceptance, I would like to invite you and your wife to a Board Dinner on Saturday evening, July 9, 2005 at the Quay restaurant, located in Sydney Harbor.  Also, there will be a Channell/Bushman Management Meeting at the Four Seasons Hotel on Sunday, July 10 which I would appreciate you planning to attend.  Upon acceptance of my offer Jeanne Bond will provide you with the details of these two events.

In conclusion, I really hope you and your wife join me in expanding your career at Channell.  If you accept my offer please sign this letter and the enclosed confidentiality agreement and fax these materials to 951.719.2791 by

July 1, 2005.

Sincerely,	Acceptance:

/s/ WILLIAM H. CHANNELL, JR	/s/ GREG BALLA	6/30/05
William H. Channell, Jr.	Greg Balla	Date
Chief Executive Officer